As filed with the Securities and Exchange Commission on August 18, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Asset Entities Inc.

(Exact name of registrant as specified in its charter)

Nevada	7372	88-1293236
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Crescent Ct, 7th Floor

Dallas, TX 75201

(214) 459-3117

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Krueger, Chief Financial Officer

100 Crescent Ct, 7th Floor

Dallas, TX 75201

(262) 527-0966

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AUGUST 18, 2023

Asset Entities Inc.

999,450 Shares of Class B Common Stock

This prospectus relates to the offer and resale of:

●	up to 885,000 shares (the “Triton Shares”) of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), of Asset Entities Inc., a Nevada corporation (“we,” “us,” “our,” “Asset Entities,” “the Company,” or “our company”), by Triton Funds LP, a Delaware limited partnership (“Triton”), that may be sold and issued to Triton, in our sole discretion, pursuant to the Amended and Restated Closing Agreement, dated as of August 1, 2023, between the Company and Triton (the “Triton Purchase Agreement”), from the date of this prospectus to September 30, 2023, subject to the terms and conditions of the Triton Purchase Agreement, consisting of shares of common stock and shares of common stock issuable upon exercise of one or more pre-funded warrants (the “Triton Pre-Funded Warrants” and together with the Triton Shares, the “Triton Securities”) issuable upon such sale;

●	an aggregate of 52,500 shares of Class B Common Stock issuable upon exercise of a Warrant to Purchase Class B Common Stock issued on June 9, 2022, a Warrant to Purchase Class B Common Stock issued on October 7, 2022, and a Warrant to Purchase Class B Common Stock issued on October 21, 2022 (collectively, the “2022 Warrants”), by Boustead Securities, LLC, a registered broker-dealer (“Boustead”); and

●	up to 61,950 shares (together with the shares of Class B Common Stock issuable upon exercise of the 2022 Warrants, the “Boustead Shares,” and together with the Triton Shares, the “Resale Shares”) of Class B Common Stock issuable upon the exercise of warrants (each, a “Tail Warrant”, collectively, the “Tail Warrants”, and together with the 2022 Warrants, the “Boustead Warrants”) by Boustead.

Triton and Boustead are collectively referred to herein as the “selling stockholders”.

The Triton Purchase Agreement and the form of Triton Pre-Funded Warrants contain a provision that prevents Triton from acquiring shares of Class B Common Stock at the time of any sale of the Triton Securities or exercise of the Triton Pre-Funded Warrants that would result in the number of shares beneficially owned by Triton and its affiliates exceeding 9.99% of the total number of shares of Class B Common Stock outstanding immediately after giving effect to the issuance of the shares under the Triton Purchase Agreement or the Triton Pre-Funded Warrants (the “Beneficial Ownership Limitation”). The Triton Purchase Agreement further provides for the issuance of the Triton Pre-Funded Warrants in lieu of issuance of some or all the Resale Shares, with an exercise price of $0.01 per share and with no expiration date, if, in Triton’s sole discretion, it would otherwise exceed the Beneficial Ownership Limitation, or otherwise upon Triton’s election. Accordingly, this offering also relates to the Triton Shares that will be issuable upon exercise of the Triton Pre-Funded Warrants. For each of the Triton Shares that Triton elects to be issuable pursuant to the Triton Pre-Funded Warrants, the number of Triton Shares that we will issue to Triton at the time of any sale of the Triton Securities will be decreased on a one-for-one basis.

The offer and resale of the Boustead Shares by Boustead by means of this prospectus may occur upon exercise of any of the Boustead Warrants. The exercise of the Boustead Warrants and means of payment for the Boustead Shares will be in the sole discretion of Boustead, subject to the terms and conditions of the Boustead Warrants. As of the date of this prospectus, the 2022 Warrants remain unexercised. The 2022 Warrants have an exercise price per share of $6.25. The Tail Warrants will initially be sold and issued to Boustead in connection with any sale of the Triton Securities under the Triton Purchase Agreement pursuant to an engagement letter agreement between the Company and Boustead, dated November 29, 2021 (the “Boustead Engagement Letter”), and the underwriting agreement between the Company and Boustead, as representative of the underwriters of our initial public offering, dated February 2, 2023 (the “Underwriting Agreement”). Any Tail Warrant issued with respect to the Triton Shares issued at the time of the issuance of the Triton Securities will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of such Triton Shares at an exercise price equal to the price per share for such Triton Shares. Any Tail Warrant issued with respect to the issuance of the Triton Pre-Funded Warrants will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of the Triton Shares issuable under the Triton Pre-Funded Warrants and will have an exercise price equal to $0.01 per share. See “Description of Securities” for additional information regarding the Boustead Warrants.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders. We will receive proceeds from any sale of the Triton Shares to Triton under the Triton Purchase Agreement. We will also receive proceeds from any cash exercise of the Boustead Warrants or any cash exercise of the Triton Pre-Funded Warrants. See “Use of Proceeds” for additional information.

The Class B Common Stock is listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “ASST.” As of August 16, 2023, the last reported sales price of the Class B Common Stock on Nasdaq was $0.8501.

We have two classes of authorized common stock, Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to ten votes per share and is convertible into one share of Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share. As of August 9, 2023, Asset Entities Holdings, LLC (“AEH”), the holder of all of the outstanding Class A Common Stock, holds approximately 94.0% of the voting power of our outstanding capital stock and is therefore our controlling stockholder. In addition, the officers, managers and beneficial owners of the shares held by AEH, all of whom are also some of our officers and directors, have controlling voting power in the Company by collectively controlling approximately 95.6% of all voting rights. As a result, we are a “controlled company” under Nasdaq’s rules, although we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. See “Item 1A. Risk Factors – Risks Related to Ownership of Our Class B Common Stock – As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), which is incorporated by reference into this prospectus.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Item 1A. Risk Factors – Risks Related to Ownership of Our Class B Common Stock – We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” in the Annual Report, which is incorporated by reference into this prospectus.

The selling stockholders may offer and sell the Resale Shares by means of this prospectus from time to time in public or private transactions, or both. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell the Resale Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the Resale Shares, or both. Each of the selling stockholders may offer all, some or none of its Resale Shares. The selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any participating broker-dealers and any selling stockholders who are broker-dealers or affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such broker-dealer, affiliates of a broker-dealer or other “underwriters” within the meaning of the Securities Act may be regarded as underwriting commissions or discounts under the Securities Act. See “Plan of Distribution” for a more complete description of the ways in which the Resale Shares may be sold.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2023.

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security.

Trademarks, Trade Names and Service Marks

We use various trademarks, trade names and service marks in our business, including “AE 360 DDM”, “Asset Entities Where Assets Are Created” and associated marks. For convenience, we may not include the ℠, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent permitted by law. Any other trademarks, trade names or service marks referred to in this prospectus or any document incorporated by reference into this prospectus are the property of their respective owners.

Industry and Market Data

We are responsible for the information contained in this prospectus or any document incorporated by reference into this prospectus. This prospectus and documents incorporated by reference into this prospectus include industry data and forecasts that we obtained from industry publications and surveys as well as public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Statements as to our ranking, market position and market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources. While we believe that all such information contained in this prospectus is accurate and complete, nonetheless such data involve uncertainties and risks, including risks from errors, and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class B Common Stock. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “Asset Entities,” “the Company,” “our company” and similar references refer to the operations of Asset Entities Inc., a Nevada corporation.

Our Company

Overview

Asset Entities is a technology company providing social media marketing and content delivery services across Discord and other social media platforms. We also design, develop and manage servers for communities on Discord. Based on the rapid growth of our Discord servers and social media following, we have developed three categories of services: (1) our Discord investment education and entertainment services, (2) social media and marketing services, and (3) our AE.360.DDM services. All of our services are based on our effective use of Discord as well as other social media including TikTok, Twitter, Instagram, and YouTube.

Our Discord investment education and entertainment service is designed primarily by and for enthusiastic Generation Z, or Gen Z, retail investors, creators and influencers. Gen Z is commonly considered to be people born between 1997 and 2012. Our investment education and entertainment service focuses on stock, real estate, cryptocurrency, and nonfungible tokens, or NFTs, community learning programs designed for the next generation. While we believe that Gen Z will continue to be our primary market, our recently-expanded Discord server offering also features education and entertainment content covering real estate investments, which is expected to appeal strongly to older generations as well. Our combined server user member base was approximately 225,000 as of June 30, 2023.

Our social media and marketing services utilize our management’s social influencer backgrounds by offering social media and marketing campaign services to business clients. Our team of social influencer independent contractors, which we call our “SiN” or “Social Influencer Network”, can perform social media and marketing campaign services to expand our clients’ Discord server bases and drive traffic to their businesses, as well as increase the number of members of our own servers.

Our “AE.360.DDM, Design Develop Manage” service, or “AE.360.DDM”, is a suite of services to individuals and companies seeking to create a server on Discord. We believe we are the first company to provide “Design, Develop and Manage,” or DDM, services for any individual, company, or organization that wishes to join Discord and create their own community. With our AE.360.DDM rollout, we are uniquely positioned to offer DDM services in the growing market for Discord servers.

We believe that we are a leading provider of all of these services, and that demand for all of our services will continue to grow. We expect to experience rapid revenue growth from our services. We believe that we have built a scalable and sustainable business model and that our competitive strengths, some of which are discussed below, position us favorably in each aspect of our business.

Our revenue depends in part on the number of paying subscribers to our Discord servers. During the years ended December 31, 2022 and 2021, we received revenue from 622 and 8,694 Asset Entities Discord server paying subscribers, respectively. During the fiscal quarters ended June 30, 2023 and 2022, we received revenue from 348 and 723 Asset Entities Discord server paying subscribers, respectively. We define “members” as all Discord users who join any of our Discord servers, regardless of whether they subscribe to our premium content, and “paying subscribers” as members who pay a fee to subscribe to our premium Discord content.

Our Historical Performance

The Company had an accumulated deficit of $627,118 at December 31, 2022 and a net loss of $645,255 during the year ended December 31, 2022. However, in February 2023, the Company completed an equity offering which generated net proceeds of $6.6 million. Consequently, the Company’s existing cash resources and the cash received from the equity offering are expected to provide sufficient funds to carry out the Company’s planned operations through at least the 12 months ended June 30, 2024.

Industry Overview

The social influencer and online media presence on various platforms are expanding and evolving. More than any previous generation, Generation Z is immersed in social media platforms like TikTok, Twitter, and Meta Platforms’ Facebook and Instagram. This trend has generated opportunities for young adults to become social influencers and to gain financial success. Many kids now want to be “tiktokers”, “instagrammers”, and social media influencers. In addition to these platforms, the Reddit-based campaigns behind the GameStop, AMC and Koss meme stock phenomena of 2021 demonstrated the power of social media to generate and destroy financial wealth relatively quickly. We believe that these developments are together giving way to a new type of social media community. Social media was once occupied by influencers who were showing off their latest snacks, clothes, makeup brands, and other products and services, but now, a new breed of influencers focus on other subjects that are gaining mass interest, especially with Generation Z, including personal finance and investing.

With the rise of free, fast trading online and by phone, demand has surged for information about investing and markets, creating opportunities for a new generation of financial influencers who are rushing to fill the gap in traditional education. While banks and mutual fund companies offer financial information to their members, they tend to reserve that information for higher-net-worth individuals, and generally do not convey it in a particularly entertaining manner, or may not allow most Generation Z consumers to access it. With a massive, younger, financially uneducated market desperate for financial education and entertainment, a deluge of new companies and their influencer leaders are fighting to be the first place to turn to chat about stocks, budgets or finances.

More broadly, this trend towards relying on social media and influencers means that skilled social media marketers and influencers can parlay their brands into multiple streams of revenue including subscription-only content, promotional campaign contracts for business clients, and related consulting services. As argued by a guest contributor’s article on Nasdaq.com (“How Gen Z Influencers Can Transform the Nature of Investing,” June 2, 2021), Generation Z is asserting more influence over the social media influencer market, which has already surpassed $13 billion in market size worldwide according to a research report published by Statista (“Influencer Marketing Worldwide - Statistics & Facts,” September 27, 2021), and shows no signs of abating. Internet users look to niche influencers they trust as their go-to source for new information and product recommendations, and 74% of consumers say they would spend up to $629 on a product recommended by an influencer. With such authority over the way consumers spend their money on commercial goods, Gen Z influencers are bound to sway their followers’ interests in the area of financial education.

At the same time, Discord, a relatively new social media app, has emerged and demonstrated unique appeal to younger people. As of February 2022, the platform has more than 150 million active users each month – up from 56 million in 2019 – with nearly 80% logging in from outside North America. Discord is split into servers – essentially chat rooms similar to the workplace tool Slack – which facilitate casual, free-flowing conversations about shared interests, such as gaming, music, art, school, memes, and financial education. Some servers are large and open to the public; others are private and invitation-only. Another feature that significantly differentiates Discord from the established social media platforms like Facebook is that the service does not have advertisements. It makes money through premium subscriptions that gives users access to features like custom emoji for $5 or $10 per month. Discord also began experimenting in December 2021 with allowing some users to charge for access to their server, up to $100 a month, of which Discord takes 10%.

Based on the above, social influencers can generate revenues from Discord user subscriptions by drawing users in with their investment education and entertainment content. Expert influencers on Discord and other social media can simultaneously use their social media expertise and brands to generate social media marketing campaigns for business clients looking to attract more Generation Z consumers. Services, such as “AE.360.DDM, Design Develop Manage”, covering all aspects of the design and implementation of the Discord servers themselves can attract subscribers and, therefore, create a new source of revenue. We believe that we are a leading provider of all of these services, and that demand for all of our services will continue to grow.

Our Services

We offer three types of services that utilize Discord and other social media to younger generations and other social media users.

Discord Communities. Our investment education and entertainment service aims to serve as an education and entertainment platform for investments in a way that is accessible to Generation Z and other social media users. As one of the largest community-based education and entertainment platforms on Discord, with four separate servers with a combined user membership of approximately 225,000 as of June 2023, we provide financial literacy education and entertainment on trading and investment. Our largest Discord server focuses on stock investing education and entertainment, and we have smaller but growing real estate, cryptocurrency and NFT education and entertainment Discord servers. On our Discord servers, members can view our investment education and entertainment materials. Specifically, all members may watch nonpremium video education content, watch live day trading sessions during market hours, and participate in live chat sessions with other members. For monthly fees, paying subscribers to our Discord servers can get access to live trading diaries, premium prerecorded investing and trading education video content, and paying subscriber-only private group discussion channels relating to the general investment and trading education content on the Company’s Discord servers. We upload and manage all content on our Discord servers. There are no formal requirements for our investment education and entertainment materials; however, we are selective with the content that we post on our servers.

Social Media and Marketing. We offer white-label marketing, content creation, content management, TikTok promotions, and TikTok consulting to clients in any industry or market. Through social media, we have conducted marketing and other social media campaigns on behalf of clients in investing, gaming, recreation, cryptocurrency assets, NFTs, and other areas through our growing team of social media influencers, which we call our Social Influencer Network, or “SiN”. We utilize our “SiN” in part to increase social media reach for our clients’ Discord servers or to drive traffic to their businesses.

AE.360.DDM, Design Develop Manage. AE.360.DDM is a suite of services for individuals and companies seeking to create their own server on Discord. We believe that we are the first company to provide a full range of DDM services for any individual, company, or organization that wishes to join Discord. Since November 2021, we have begun working with various communities on how to better manage their presence on Discord and have designed servers for businesses and celebrities. On Discord servers managed by our company on behalf of clients, clients generally provide and own their servers’ content and control all rights to their servers, while we provide management or other contracted services. If we are managing the Discord server under the AE.360.DDM service, we may upload content for the server owner. The server owner may always upload content. Other server users may also upload content, but the server owner’s moderators may remove it. The Company has also launched a new ChatGPT AI bot which the Company believes will enhance the customer experience and is being offered as a new feature of our AE.360.DDM suite of services.

Our Market Opportunity and Customers

We market our services primarily to “Generation Z” users and businesses seeking to market their services to these users. As the first generation to have grown up with access to the Internet and portable digital technology from a young age, members of Generation Z have been dubbed “digital natives”. Around the world, it has been reported that members of Generation Z are spending more time on electronic devices and less time reading books than before, with implications for their attention span and vocabulary, as well as their future in the modern economy. As discussed above, Gen Z users are often bereft of the financial literacy needed to invest, in spite of growing demand for financial services, especially in an era of meme stocks and stock trading apps like Webull, Robinhood, and E*Trade. With our emphasis on video, chat, and other social media education, entertainment and marketing, and deep knowledge of Discord server design and trending investment topics, we have positioned ourselves to attract younger investors and businesses seeking to market to them.

We are also now targeting millennials, Generation X, and older generations. Our most prominent example of this effort is our real estate Discord server, registered under the Discord domain name “REALTY”, which we launched in May 2022. We expect to attract more diverse subscribers interested in learning about real estate alternatives to traditional finance.

Our Competitive Strengths

We believe our key competitive strengths include the following:

●	Superior Social Influencer Team. We believe that our greatest competitive strength is our people. Our blend of young, dynamic, entrepreneurial executive social influencers are part of Generation Z and understand their needs and interests. Moreover, our executive team includes professionals with two or more decades of accounting, legal and management experience including our Executive Chairman, who has practiced law for over 25 years, our Chief Financial Officer, a Certified Public Accountant with over ten years of experience in finance and accounting, and our Chief Experience Officer, who has been in the technology and marketing management field for over two decades. We believe that we have a unique combination of knowledge, global experience and business acumen to sustain long-term growth.

●	First-Mover Advantage. We believe that our AE.360.DDM service is a first-of-its-kind business developed by our company to design, develop, and manage Discord servers for customers wanting to create their own Discord communities for their business. With our superior understanding of the Discord platform, we can provide the technology and speed to market which customers require to set up successful Discord servers.

●	Best-in-Class Investment Education, Entertainment and Technology. Our insights into investment education and entertainment methods and subjects for Gen Z and other types of interested customers; experience creating communities for Gen Z and social media consumers; and our growing social influencer network, or “SiN”, and related content publishing network, are some of the hallmarks of our business.

●	Service Synergy. Each of our operating business categories has the ability to be a standalone business, but all are housed within our single Asset Entities enterprise. With each deployment of additional services, we have historically experienced organic growth in our other businesses.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Expand Our Social Influencer Network. Our growth has been grounded on our team of social influencers. In order to generate even greater momentum for the growth of our services, we will continue to expand our “SiN” social influencer network. We plan to bring top current and former athletes, celebrities, and rising and high-profile social influencers into our SiN network to promote our established and newer Discord servers. We have also begun utilizing our SiN network to accelerate the growth of our social media and marketing service.

●	Leverage Discord Server Community Outreach. We will continue to seek accelerated growth in Discord server paying subscriber revenues from strategic pricing of varying levels of access to our Discord communities. Moreover, we will leverage our Discord servers to help increase our social media reach and cross-market to our other services.

●	Market and Leverage Synergies from the AE.360.DDM Service. In February 2023, we initiated an online marketing campaign for our AE.360.DDM service. In April 2023, we launched a new AE.360.DDM website with a design based on a marketing funnel sales model and engaged music producer Jeff Blue as Head of Entertainment to lead the development of the AE.360.DDM Music and Entertainment Artist and Repertoire (A&R) services, and in May 2023, we hired a Senior Project Manager for all Discord servers under the AE.360.DDM suite of services. In June 2023, we engaged professional golfers Bryson DeChambeau and Bryce Verplank to promote the AE.360.DDM service. We also engaged Michael Irvin, American sports commentator and former professional football player, to provide consulting services for the AE.360.DDM service. We have also expanded the use of search engine optimization and online ads, including Google Analytics to spur customer interest in our AE.360.DDM service. We will further use this service to create synergies and income-producing revenue streams that complement our other business categories.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of common stock, Class A Common Stock and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock is entitled to ten votes per share on proposals requiring or requesting stockholder approval, and Class B Common Stock is entitled to one vote on any such matter. A share of Class A Common Stock may be voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock will result in its automatic conversion into a share of Class B Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class A Common Stock to another holder of Class A Common Stock will not result in such automatic conversion. Class B Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

This offering relates to shares of Class B Common Stock. AEH owns 8,385,276 shares of our outstanding Class A Common Stock, which amounts to 83,852,760 votes. The shares of Class A Common Stock held by AEH are controlled by its officers and board of managers, all of whom are also some of our officers and directors. There are 5,375,724 shares of Class B Common Stock issued and outstanding, 1,411,000 of which are held by officers and directors as a result of grants of restricted stock under the Asset Entities Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”) that were made upon the closing of our initial public offering pursuant to their employment or consulting agreements. Stockholders that are not officers and directors therefore currently own 3,964,724 shares of Class B Common Stock, representing approximately 4.4% of total voting power. Combining their control of AEH’s shares of Class A Common Stock and their Class B Common Stock, our officers and directors collectively maintain controlling voting power in the Company based on having approximately 95.6% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Corporate History

We began our operations as a general partnership on August 1, 2020, prior to forming Asset Entities Limited Liability Company, a California limited liability company, on October 20, 2020. On March 28, 2022, we merged with Asset Entities Inc., a Nevada corporation incorporated on March 9, 2022. Our principal executive offices are located at 100 Crescent Court, 7th Floor, Dallas, TX 75201, and our telephone number is (214) 459-3117. We maintain a website at https:// assetentities.com/. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Common stock offered by the selling stockholders:	This prospectus relates to the Resale Shares which may be sold from time to time by the selling stockholders named in this prospectus. The actual number of the Resale Shares will vary depending on the price of the Class B Common Stock at the time of any sale under the Triton Purchase Agreement. See “Triton Purchase Agreement”.

Use of proceeds:	We will not receive any proceeds from the resale of the Resale Shares. We may receive gross proceeds of $1,000,000 from the sale of the Triton Securities to Triton under the Triton Purchase Agreement, subject to an administrative deduction, and subject to the issuance of the Triton Pre-Funded Warrants, which will reduce gross proceeds from such sale by $0.01 for each of the Triton Shares that Triton elects to receive the right to purchase by exercise of the Triton Pre-Funded Warrants in lieu of issuance of such Triton Shares at the time of the sale of the Triton Securities. Assuming the full exercise of the Boustead Warrants for cash and the issuance of only Triton Shares at the time of the sale of any sale of the Triton Securities, we will receive gross proceeds of $398,125. Assuming the Triton Pre-Funded Warrants are issued in lieu of the sale of all of the Triton Shares at the time of any sale of the Triton Securities, upon full exercise of the Triton Pre-Funded Warrants for cash, we will receive gross proceeds of $8,850. We plan to use any proceeds for working capital and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our Class B Common Stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 before deciding to invest in our Class B Common Stock.

Trading market and symbol:	Our Class B Common Stock is listed on Nasdaq under the symbol “ASST.”

RISK FACTORS

An investment in our Class B Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, and the financial and other information set forth under “Item 1A. Risk Factors” of the Annual Report, which is incorporated herein by reference, and in other filings we make with the Securities and Exchange Act (the “SEC”), before purchasing our Class B Common Stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to This Offering

The sale or issuance of the Resale Shares to Triton and Boustead may cause dilution, and the sale of the Resale Shares by Triton and Boustead, or the perception that such sales may occur, could cause the price of our shares of Class B Common Stock to fall.

On August 1, 2023, we entered into the Triton Purchase Agreement, pursuant to which Triton has committed to purchase the Triton Securities for $1,000,000 at our sole discretion before September 30, 2023 after the satisfaction of certain conditions set forth in the Triton Purchase Agreement, including the effectiveness of the registration statement of which this prospectus forms a part and the continued listing of the Class B Common Stock on the Nasdaq Capital Market tier of Nasdaq. Upon our election to sell the Triton Securities, the price of each of the Triton Shares will be set at 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days before and up to five business days after the date of such notice. The anticipated Triton Securities, including a Triton Pre-Funded Warrant, if required or elected by Triton, will be issued on the date of such notice based on the price per share that is 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days before the date of such notice. If the lowest volume-weighted average price during up to five of the trading days following the date of the notice is lower than the lowest volume-weighted average price during the five-trading-day before the date of such notice, then the Company will issue the required additional Triton Securities, including a Triton Pre-Funded Warrant, if required or elected by Triton, based on that price. Triton will pay the purchase price no later than five business days after the date of the closing notice.

If we receive payment for the Triton Securities, we will be required to issue the Tail Warrants to Boustead. Any Tail Warrant issued with respect to the Triton Shares issued at the time of the issuance of the Triton Securities will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of such Triton Shares and have an exercise price equal to the price per share for such Triton Shares. Any Tail Warrant issued with respect to the issuance of the Triton Pre-Funded Warrants will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of the Triton Shares issuable under the Triton Pre-Funded Warrants and have an exercise price equal to $0.01 per share. The price per share paid by the selling stockholders for the Resale Shares may therefore be lower than the market price of our Class B Common Stock on the date that each of the selling stockholders acquires their respective Resale Shares for potential resale. Depending on market liquidity at the time, sales of the Resale Shares may cause the trading price of our shares of Class B Common Stock to fall.

Boustead may exercise the 2022 Warrants and may resell all, some, or none of the shares issuable upon exercise of the 2022 Warrants at any time or from time to time in its discretion, which may result in dilution to the interests of other holders of our shares of Class B Common Stock. If we sell the Triton Securities, Triton may resell all, some, or none of the Triton Shares at any time or from time to time in its discretion, subject to the Beneficial Ownership Limitation. If we sell and issue the Triton Securities, we will also issue the Tail Warrants, in which case Boustead may exercise the Tail Warrants and may resell all, some, or none of the shares issuable upon exercise of the Tail Warrants at any time or from time to time in its discretion. A sale to Triton and issuance of the Tail Warrants by us could therefore result in substantial additional dilution to the interests of other holders of our shares of Class B Common Stock. Additionally, the sale of a substantial number of our shares of Class B Common Stock to Triton and Boustead, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

We may receive gross proceeds of $1,000,000 from the sale of the Triton Securities to Triton under the Triton Purchase Agreement, subject to an administrative deduction, and subject to the issuance of the Triton Pre-Funded Warrants, which will reduce gross proceeds from such sale by $0.01 for each of the Triton Shares that Triton elects to receive the right to purchase by exercise of the Triton Pre-Funded Warrants in lieu of issuance of such Triton Shares at the time of the sale of the Triton Securities. Assuming the full exercise of the Boustead Warrants for cash and the issuance of only Triton Shares at the time of the sale of any sale of the Triton Securities, we will receive gross proceeds of $398,125. Assuming the Triton Pre-Funded Warrants are issued in lieu of the sale of all of the Triton Shares at the time of any sale of the Triton Securities, upon full exercise of the Triton Pre-Funded Warrants for cash, we will receive gross proceeds of $8,850. While we currently intend to use these proceeds for working capital and general corporate purposes, we have considerable discretion in the application of the proceeds. Based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, our use of the proceeds could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

Raising additional capital may cause dilution to our stockholders, including purchasers of Class B Common Stock in this offering, or restrict our operations.

Until such time, if ever, that we can generate substantially greater revenues, we expect to finance our cash needs through a combination of equity and/or debt financings and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a Class B Common Stock holder.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections “Prospectus Summary” and “Risk Factors” in this prospectus and under “Item 1. Business,” “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Annual Report, and may be contained in our future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	the impact of the COVID-19 pandemic on our operations and financial condition;

●	our ability to introduce new products and services;

●	our ability to obtain additional funding to develop additional services and offerings;

●	compliance with obligations under intellectual property licenses with third parties;

●	market acceptance of our new offerings;

●	competition from existing online offerings or new offerings that may emerge;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	the accuracy and completeness of the data underlying our or third-party sources’ industry and market analyses and projections;

●	our expectations regarding demand for, and market acceptance of, our services;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus, in the Annual Report under “Item 1A. Risk Factors”, and the risks detailed from time to time in our future SEC reports. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

Forward-looking statements made in this prospectus, or the documents incorporated by reference into this prospectus, relate only to events or information as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise such forward-looking statements, whether as a result of new information, future events or otherwise.

TRITON PURCHASE AGREEMENT

On August 1, 2023, we entered into the Triton Purchase Agreement with Triton. Under the Triton Purchase Agreement, we have an option to sell to Triton the Triton Securities, consisting of Class B Common Stock and, if applicable, the Triton Pre-Funded Warrants, having an aggregate value of $1,000,000 based on the price per share of the Class B Common Stock calculated in accordance with the Triton Purchase Agreement as described below. Subject to the terms of the Triton Purchase Agreement, we may deliver a closing notice to Triton at any time on or before September 30, 2023, pursuant to which Triton will be obligated to purchase the Triton Securities for $1,000,000 before deducting a $25,000 administrative fee, and subject to the issuance of the Triton Pre-Funded Warrants, which will reduce gross proceeds from such sale by $0.01 for each of the Triton Shares that Triton elects to receive the right to purchase by exercise of the Triton Pre-Funded Warrants in lieu of issuance of such Triton Shares at the time of the sale of the Triton Securities. Upon our election to sell the Triton Securities, the price of each of the Triton Shares will be set at 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days before and up to five business days after the date of such notice. The anticipated Triton Securities, including a Triton Pre-Funded Warrant, if required or elected by Triton, will be issued on the date of such notice based on the price per share that is 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days before the date of such notice. If the lowest volume-weighted average price during up to five of the trading days following the date of the notice is lower than the lowest volume-weighted average price during the five-trading-day before the date of such notice, then the Company will issue the required additional Triton Securities, including a Triton Pre-Funded Warrant, if required or elected by Triton, based on that price. Triton will pay the purchase price no later than five business days after the date of the closing notice.

Triton’s obligation to purchase the Triton Securities is subject to certain conditions. These conditions include the filing and effectiveness of a registration statement for the resale of the Triton Shares. The registration statement of which this prospectus forms a part was filed for this purpose. In addition, the Class B Common Stock must remain listed on the Nasdaq Capital Market tier of Nasdaq, and the issuance of the Triton Shares must not violate any requirements of Nasdaq. Triton’s purchase requirement is also subject to Beneficial Ownership Limitation. The Triton Purchase Agreement further provides for the issuance of the Triton Pre-Funded Warrants in lieu of issuance of some or all the Resale Shares, with an exercise price of $0.01 per share and with no expiration date, if, in Triton’s sole discretion, it would otherwise exceed the Beneficial Ownership Limitation, or otherwise upon Triton’s election. For each of the Triton Shares that Triton elects to be issuable pursuant to the Triton Pre-Funded Warrants, the number of Triton Shares that we will issue to Triton at the time of any sale of the Triton Securities will be decreased on a one-for-one basis.

The Triton Purchase Agreement contains additional requirements, including that, except as disclosed in our filings with the SEC, we maintain the listing of the Class B Common Stock on the Nasdaq Capital Market tier of Nasdaq and provide notice to Triton of certain events affecting the effectiveness of the registration statement of which this prospectus forms a part or the availability of this prospectus for resale of securities. We also agreed to provide indemnification against liabilities relating to misrepresentations, breaches of obligations, and third-party claims relating to the Triton Purchase Agreement, with certain exceptions. The Triton Purchase Agreement will expire either upon the date that Triton pays the required purchase price after receiving notice of a sale of the Triton Securities under the Triton Purchase Agreement, or September 30, 2023.

In connection with the Triton Purchase Agreement, pursuant to the Boustead Engagement Letter and the Underwriting Agreement, if we receive payment for the Triton Securities, the Company will be required to pay Boustead a cash fee equal to 7% of the gross proceeds to be received from such closing, i.e., $70,000; pay Boustead a non-accountable expense allowance equal to 1% of the gross proceeds to be received from such closing, i.e., $10,000; issue Boustead a Tail Warrant with respect to the Triton Shares issued at the time of the issuance of the Triton Securities exercisable for a number of shares of Class B Common Stock equal to 7% of the number of such Triton Shares at an exercise price equal to the price per share for such Triton Shares; and issue Boustead a Tail Warrant with respect to the issuance of the Triton Pre-Funded Warrants exercisable for a number of shares of Class B Common Stock equal to 7% of the number of the Triton Shares issuable under the Triton Pre-Funded Warrants at an exercise price equal to $0.01 per share. The Tail Warrants will be exercisable for a period of five years and contain cashless exercise provisions. We must also reimburse Boustead for all reasonable invoiced out-of-pocket expenses in connection with its performance of any services relating to the Triton Purchase Agreement, regardless of whether a sale of Triton Shares occurs.

DESCRIPTION OF SECURITIES

The description of our authorized capital stock and our outstanding securities, including the 2022 Warrants, is incorporated by reference to Exhibit 4.1 to the Annual Report, and supplemented or updated as follows:

General

As of August 9, 2023, there were 8,385,276 shares of Class A Common Stock, 5,375,724 shares of Class B Common Stock and no shares of preferred stock issued and outstanding.

Triton Pre-Funded Warrants

In connection with any sale under the Triton Purchase Agreement, the Triton Purchase Agreement further provides for the issuance of Triton Pre-Funded Warrants in lieu of issuance of some or all the Resale Shares, with an exercise price of $0.01 per share and with no expiration date, if, in Triton’s sole discretion, it would otherwise exceed the Beneficial Ownership Limitation, or otherwise upon Triton’s election. Accordingly, this offering also relates to the Triton Shares that will be issuable upon exercise of the Triton Pre-Funded Warrants. For each of the Triton Shares that Triton elects to be issuable pursuant to the Triton Pre-Funded Warrants, the number of Triton Shares that we will issue to Triton at the time of any sale of the Triton Securities will be decreased on a one-for-one basis.

The following summary of certain terms and provisions of the Triton Pre-Funded Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of Triton Pre-Funded Warrants, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Triton Pre-Funded Warrants.

Exercisability. The Triton Pre-Funded Warrants will be exercisable at any time after their original issuance until they are exercised in full. The Triton Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the Triton Pre-Funded Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Class B Common Stock purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the Triton Pre-Funded Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Triton Pre-Funded Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class B Common Stock determined according to the formula set forth in the Triton Pre-Funded Warrants. No fractional shares of Class B Common Stock will be issued in connection with the exercise of the Triton Pre-Funded Warrants. In lieu of fractional shares, the number of common shares issuable upon exercise will be rounded up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Triton Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class B Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Triton Pre-Funded Warrants.

Exercise Price. The exercise price for the Triton Pre-Funded Warrants is $0.01 per share. The exercise price and number of shares of Class B Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class B Common Stock.

Transferability. Subject to applicable laws, the Triton Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Triton Pre-Funded Warrants on any stock exchange.

Rights as a Stockholder. Except as otherwise provided in the Triton Pre-Funded Warrants or by virtue of such holder’s ownership of our common stock, the holder of Triton Pre-Funded Warrants does not have the rights or privileges of a holder of shares of our Class B Common Stock, including any voting rights, until the holder exercises the Triton Pre-Funded Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Triton Pre-Funded Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Class B Common Stock, the merger or consolidation of the Company with or into another company, sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class B Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holder of the Triton Pre-Funded Warrants will be entitled to receive upon exercise of the Triton Pre-Funded Warrants the kind and amount of securities, cash or other property that the holder would have received had the holder exercised the Triton Pre-Funded Warrants immediately prior to such fundamental transaction.

Governing Law. The Triton Pre-Funded Warrants will be governed by Nevada law.

Tail Warrants

In connection with the Triton Purchase Agreement, pursuant to the Boustead Engagement Letter and the Underwriting Agreement, if we receive payment for the Triton Securities, the Company will be required to issue Boustead the Tail Warrants. Any Tail Warrant issued with respect to the Triton Shares issued at the time of the issuance of the Triton Securities will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of such Triton Shares and have an exercise price equal to the price per share for such Triton Shares. Any Tail Warrant issued with respect to the issuance of the Triton Pre-Funded Warrants will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of the Triton Shares issuable under the Triton Pre-Funded Warrants and have an exercise price equal to $0.01 per share. The Tail Warrants will be exercisable for a period of five years and contain cashless exercise provisions.

The Tail Warrants will be exercisable for a period of five years and contain cashless exercise provisions. The Tail Warrants will provide that if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Tail Warrants, then, in each such case, the holder shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon a complete exercise of the Tail Warrants (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution. Notwithstanding the Boustead Engagement Letter, the Tail Warrants will not contain piggyback registration rights and will not contain anti-dilution provisions for future stock issuances, etc., at a price or at prices below the exercise price per share, or provide for automatic exercise immediately prior to expiration. The Tail Warrants and the underlying shares may be deemed to be compensation by the Financial Industry Regulatory Authority, Inc. (“FINRA”), and may be subject to limits on exercise under FINRA rules.

Equity Incentive Plan Restricted Shares

As of August 9, 2023, we have granted a total of 1,511,000 restricted shares of Class B Common Stock under the Equity Incentive Plan to the directors, officers, employees, and consultants of the Company, which are subject to certain vesting conditions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B Common Stock by the selling stockholders.

We may receive gross proceeds of $1,000,000 from the sale of the Triton Shares to Triton under the Triton Purchase Agreement, subject to an administrative deduction, and subject to the issuance of the Triton Pre-Funded Warrants, which will reduce gross proceeds from such sale by $0.01 for each of the Triton Shares that Triton elects to receive the right to purchase by exercise of the Triton Pre-Funded Warrants in lieu of issuance of such Triton Shares at the time of the sale of the Triton Securities. Assuming the Triton Pre-Funded Warrants is issued in lieu of the sale of all of the Triton Shares at the time of any sale of the Triton Securities, upon full exercise of the Triton Pre-Funded Warrants for cash, we will receive gross proceeds of $8,850. In addition, we may receive additional proceeds upon any exercise of the Boustead Warrants from Boustead’s payment of the exercise price in cash. Each of the 2022 Warrants is exercisable upon payment of the exercise price of $6.25 per share with cash or on a cashless basis. Assuming the full exercise of the 2022 Warrants for cash, we will receive gross proceeds of $328,125. Any Tail Warrant issued with respect to the Triton Shares issued at the time of the issuance of the Triton Securities will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of such Triton Shares and have an exercise price equal to the price per share for such Triton Shares. Any Tail Warrant issued with respect to the issuance of the Triton Pre-Funded Warrants will be exercisable for a number of shares of Class B Common Stock equal to 7% of the number of the Triton Shares issuable under the Triton Pre-Funded Warrants and have an exercise price equal to $0.01 per share. The Tail Warrants will also be exercisable for cash or on a cashless basis. Assuming the issuance of only Triton Shares at the time of the sale of any sale of the Triton Securities, upon exercise of the respective Tail Warrant, we will receive gross proceeds of $70,000. We will receive proceeds from any cash exercise of the Boustead Warrants or the Triton Pre-Funded Warrants, but not from the sale of the underlying Class B Common Stock.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our Board of Directors may deem relevant. See also “Item 1A. Risk Factors – Risks Related to Ownership of Our Class B Common Stock – We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.” in the Annual Report, which is incorporated by reference herein.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

●	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in such case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury Regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Federal Estate Tax

Any shares of our common stock that are owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, U.S. Treasury Regulations proposed in December, 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following summary of transactions since the beginning of our fiscal year ended December 31, 2020, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” of the Annual Report), is incorporated by reference from the information contained in the Annual Report, as supplemented or updated with the following information. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with these transactions were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	On August 1, 2023, we entered into the Triton Purchase Agreement with Triton. Under the Triton Purchase Agreement, we have an option to sell to Triton the Triton Securities, consisting of Class B Common Stock and, if applicable, the Triton Pre-Funded Warrants, having an aggregate value of $1,000,000 based on the price per share of the Class B Common Stock calculated in accordance with the Triton Purchase Agreement as described below. Subject to the terms of the Triton Purchase Agreement, we may deliver a closing notice to Triton at any time on or before September 30, 2023, pursuant to which Triton will be obligated to purchase the Triton Securities for $1,000,000 before deducting a $25,000 administrative fee, and subject to the issuance of the Triton Pre-Funded Warrants, which will reduce gross proceeds from such sale by $0.01 for each of the Triton Shares that Triton elects to receive the right to purchase by exercise of the Triton Pre-Funded Warrants in lieu of issuance of such Triton Shares at the time of the sale of the Triton Securities. Upon our election to sell the Triton Securities, the price of each of the Triton Shares will be set at 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days before and up to five business days after the date of such notice. The anticipated Triton Securities, including a Triton Pre-Funded Warrant, if required or elected by Triton, will be issued on the date of such notice based on the price per share that is 85% of the lowest daily volume-weighted average price of the Class B Common Stock during the five business days before the date of such notice. If the lowest volume-weighted average price during up to five of the trading days following the date of the notice is lower than the lowest volume-weighted average price during the five-trading-day before the date of such notice, then the Company will issue the required additional Triton Securities, including a Triton Pre-Funded Warrant, if required or elected by Triton, based on that price. Triton will pay the purchase price no later than five business days after the date of the closing notice.

Triton’s obligation to purchase the Triton Securities is subject to certain conditions. These conditions include the filing and effectiveness of a registration statement for the resale of the Triton Shares. The registration statement of which this prospectus forms a part was filed for this purpose. In addition, the Class B Common Stock must remain listed on the Nasdaq Capital Market tier of Nasdaq, and the issuance of the Triton Shares must not violate any requirements of Nasdaq. Triton’s purchase requirement is also subject to Beneficial Ownership Limitation. The Triton Purchase Agreement further provides for the issuance of the Triton Pre-Funded Warrants in lieu of issuance of some or all the Resale Shares, with an exercise price of $0.01 per share and with no expiration date, if, in Triton’s sole discretion, it would otherwise exceed the Beneficial Ownership Limitation, or otherwise upon Triton’s election. For each of the Triton Shares that Triton elects to be issuable pursuant to the Triton Pre-Funded Warrants, the number of Triton Shares that we will issue to Triton at the time of any sale of the Triton Securities will be decreased on a one-for-one basis.

The Triton Purchase Agreement contains additional requirements, including that, except as disclosed in our filings with the SEC, we maintain the listing of the Class B Common Stock on the Nasdaq Capital Market tier of Nasdaq and provide notice to Triton of certain events affecting the effectiveness of the registration statement of which this prospectus forms a part or the availability of this prospectus for resale of securities. We also agreed to provide indemnification against liabilities relating to misrepresentations, breaches of obligations, and third-party claims relating to the Triton Purchase Agreement, with certain exceptions. The Triton Purchase Agreement will expire either upon the date that Triton pays the required purchase price after receiving notice of a sale of the Triton Securities under the Triton Purchase Agreement, or September 30, 2023.

Upon any sale under the Triton Purchase Agreement, Triton may acquire up to 9.99% of the outstanding shares of Class B Common Stock. The total approximate dollar value of this transaction and the approximate dollar value of the interest of Triton in this transaction is $1,000,000. Axel Olson exercises voting and dispositive power with respect to securities held by Triton.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 9, 2023, for (i) each of our named executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within 60 days of August 9, 2023. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of August 9, 2023 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Asset Entities Inc., 100 Crescent Court, 7th Floor, Dallas, TX 75201.

	Amount of Class A Common Stock		Percent of Class A Common Stock (%)	Amount of Class B Common Stock		Percent of Class B Common Stock (%)	Total Voting Power (1)(2) (%)
Arshia Sarkhani, Chief Executive Officer, President and Director(3)	8,385,276		100.0	200,000		3.7	94.2
Derek Dunlop, Chief Experience Officer(4)	8,385,276		100.0	225,500		4.2	94.2
Kyle Fairbanks, Executive Vice-Chairman and Director(5)	8,385,276		100.0	200,000		3.7	94.2
Michael Gaubert, Executive Chairman and Director(6)	8,385,276		100.0	225,500		3.7	94.2
Richard A. Burton, Director	-		-	9,000		*	*
John A. Jack II, Director	-		-	9,000		*	*
Scott K. McDonald, Director	-		-	9,000		*	*
Brian Regli, Director	-		-	9,000		*	*
All directors and executive officers as a group (11 persons)	8,385,276	(7)	100.0	1,411,000		26.2	95.6
Asset Entities Holdings, LLC(8)	8,385,276		100.0	-		-	94.0
GTMC, LLC(9)	-		-	292,680		5.4	0.3
KD Holdings Group, LLC(10)	-		-	292,680		5.4	0.3
James Sheldon Fairbanks	-		-	300,000	(11)	5.6	0.3
Jennifer Joan Fairbanks	-		-	300,000	(12)	5.6	0.3
Elham Nejad	-		-	300,000	(13)	5.6	0.3
Kavous Sarkhani	-		-	300,000	(14)	5.6	0.3

*	This director held less than 1% of the outstanding shares of common stock as of August 9, 2023.

(1)	Based on 8,385,276 shares of Class A Common Stock and 5,375,724 shares of Class B Common Stock issued and outstanding as of August 9, 2023, respectively.

(2)	The holders of Class A Common Stock are entitled to ten (10) votes for each share of Class A Common Stock held of record, and the holders of Class B Common Stock are entitled to one (1) vote for each share of Class B Common Stock held of record, on all matters submitted to a vote of the stockholders. A total of 13,761,000 shares of common stock representing total voting power of 89,228,484 votes are outstanding as of August 9, 2023.

(3)	Arshia Sarkhani is a manager, officer and owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(4)	Derek Dunlop is a manager, officer and indirect owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(5)	Kyle Fairbanks is a manager, officer and owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(6)	Michael Gaubert is an officer and indirect owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(7)	Includes the shares of Class A Common Stock beneficially owned by the managers, officers and owners of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock. Asset Entities Holdings, LLC’s managers, officers and owners include Arman Sarkhani, Arshia Sarkhani, Derek Dunlop, Jackson Fairbanks, Kyle Fairbanks, Matthew Krueger, and Michael Gaubert.

(8)	Asset Entities Holdings, LLC is a Texas limited liability company. Arman Sarkhani, Arshia Sarkhani, Derek Dunlop, Jackson Fairbanks, Kyle Fairbanks, Matthew Krueger, and Michael Gaubert are managers, officers, or beneficial owners of Asset Entities Holdings, LLC. Each of them is deemed to beneficially own the shares of Class A Common Stock owned by Asset Entities Holdings, LLC and has shared voting and dispositive powers over its shares. Asset Entities Holdings, LLC’s business address is 100 Crescent Court, 7th Floor, Dallas, TX 75201.

(9)	GTMC, LLC (“GTMC”) is a Texas limited liability company. The manager and officer of GTMC is Carla Woodcock. Carla Woodcock is deemed to beneficially own the shares of Class B Common Stock owned by GTMC and has sole voting and dispositive powers over its shares. GTMC’s business address is 3900 Golf Drive NE, Conover, NC 28613.

(10)	KD Holdings Group, LLC (“KD Holdings”) is a Wyoming limited liability company. The manager of KD Holdings is Robyn Baker. Robyn Baker is deemed to beneficially own the shares of Class B Common Stock owned by KD Holdings and has sole voting and dispositive powers over its shares. KD Holdings’s business address is 1712 Pioneer Ave, Ste 500, Cheyenne, WY 82001.

(11)	Consists of (i) 150,000 shares of Class B Common Stock held by James Sheldon Fairbanks; and (ii) 150,000 shares of Class B Common Stock held by Jennifer Joan Fairbanks, Mr. Fairbanks’s spouse. Mr. Fairbanks disclaims beneficial ownership of the securities held by Ms. Fairbanks. Mr. Fairbanks is the father of Kyle Fairbanks, Executive Vice-Chairman and a director of the Company, and Jackson Fairbanks, Chief Marketing Officer of the Company. Mr. Fairbanks’ address is 3612 Sunset View Drive, Fortuna, CA 95540.

(12)	Consists of (i) 150,000 shares of Class B Common Stock held by Jennifer Joan Fairbanks; and (ii) 150,000 shares of Class B Common Stock held by James Sheldon Fairbanks, Ms. Fairbanks’s spouse. Ms. Fairbanks disclaims beneficial ownership of the securities held by Mr. Fairbanks. Ms. Fairbanks is the mother of Kyle Fairbanks, Executive Vice-Chairman and a director of the Company, and Jackson Fairbanks, Chief Marketing Officer of the Company. Ms. Fairbanks’ address is 3612 Sunset View Drive, Fortuna, CA 95540.

(13)	Consists of (i) 150,000 shares of Class B Common Stock held by Elham Nejad; and (ii) 150,000 shares of Class B Common Stock held by Kavous Sarkhani, Ms. Nejad’s spouse. Ms. Nejad disclaims beneficial ownership of the securities held by Mr. Sarkhani. Ms. Nejad is the mother of Arshia Sarkhani, Chief Executive Officer, President and a director of the Company, and Arman Sarkhani, Chief Operating Officer of the Company. Ms. Nejad’s address is 13470 Black Hills Road, San Diego, CA 92129.

(14)	Consists of (i) 150,000 shares of Class B Common Stock held by Kavous Sarkhani; and (ii) 150,000 shares of Class B Common Stock held by Elham Nejad, Mr. Sarkhani’s spouse. Mr. Sarkhani disclaims beneficial ownership of the securities held by Ms. Nejad. Mr. Sarkhani is the father of Arshia Sarkhani, Chief Executive Officer, President and a director of the Company, and Arman Sarkhani, Chief Operating Officer of the Company. Mr. Sarkhani’s address is 13470 Black Hills Road, San Diego, CA 92129.

SELLING STOCKHOLDERS

We are registering the shares of Class B Common Stock, including shares issuable upon exercise of the Triton Pre-Funded Warrants and the Boustead Warrants, in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The Triton Purchase Agreement and the Triton Pre-Funded Warrants contain a provision that prevents Triton from acquiring shares of Class B Common Stock at the time of any sale of the Triton Securities or exercise of the Triton Pre-Funded Warrants that would result in the number of shares beneficially owned by Triton and its affiliates exceeding the Beneficial Ownership Limitation. The Triton Purchase Agreement further provides for the issuance of the Triton Pre-Funded Warrants in lieu of issuance of some or all the Resale Shares, with an exercise price of $0.01 per share and with no expiration date, if, in Triton’s sole discretion, it would otherwise exceed the Beneficial Ownership Limitation, or otherwise upon Triton’s election. Accordingly, this offering also relates to the Triton Shares that will be issuable upon exercise of the Triton Pre-Funded Warrants. For each of the Triton Shares that Triton elects to be issuable pursuant to the Triton Pre-Funded Warrants, the number of Triton Shares that we will issue to Triton at the time of any sale of the Triton Securities will be decreased on a one-for-one basis.

For further discussion of the Triton Purchase Agreement, the Triton Pre-Funded Warrants, and the Boustead Warrants, see “Triton Purchase Agreement”, “Description of Securities”, “Description of Securities – Triton Pre-Funded Warrants” and “Description of Securities – Tail Warrants”.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Class B Common Stock that such person or any member of such group has the right to acquire within 60 days of August 9, 2023. For purposes of computing the percentage of outstanding shares of Class B Common Stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of Class B Common Stock beneficially owned by the selling stockholders. The third column lists the shares of Class B Common Stock being offered by this prospectus by the selling stockholders.

The amount and percentage of shares of common stock beneficially owned by the selling stockholders after the offering is listed in the fourth and fifth columns of the table below, respectively. Each of the selling stockholders can offer all, some or none of its shares of Class B Common Stock. See “Plan of Distribution.” We therefore have no way of determining the amount of shares of Class B Common Stock the selling stockholders will hold after this offering. Therefore, the fourth and fifth columns assume that the selling stockholders will sell all shares of Class B Common Stock covered by this prospectus.

	Common Stock Beneficially Owned Prior to this		Amount of Shares Being		Shares of Class B Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Offering		Offered		Amount(1)	Percent(1)
Triton Funds LP(2)	-		885,000	(2)	-	-
Boustead Securities, LLC(3)	157,500	(3)	114,450	(3)	67,369	*

*	Less than 1%.

(1)	The percentage of beneficial ownership after completion of the offering is based on 6,375,174 shares of Class B Common Stock outstanding following the offering, consisting of 5,375,724 shares of Class B Common Stock outstanding as of August 9, 2023 and 999,450 additional shares of common stock being offered under this prospectus that were not outstanding on that date. As noted above, for purposes of determining the amount and percentage of shares of common stock beneficially owned after this offering, we have assumed that any shares of common stock being offered will be sold in this offering, and any shares of common stock being offered that are issuable upon exercise of a warrant that are being offered will be sold immediately following the exercise of the warrant under which such common stock is issuable, without regard to any restrictions or limitations applicable to the exercise of the respective warrants under which the shares of common stock will be issuable and which are described in the respective footnotes below.

(2)	Consists of the Triton Shares, including shares of common stock issuable upon exercise of the Triton Pre-Funded Warrants, to be sold by Triton pursuant to a sale of such shares to Triton pursuant to the Triton Purchase Agreement. Axel Olson exercises voting and dispositive power with respect to securities held by Triton.

(3)	The amount of shares of Class B Common Stock that are beneficially owned consists of (i) 105,000 shares of Class B Common Stock issuable upon exercise of a warrant issued to Boustead as the representative of the underwriters in connection with our initial public offering (the “Representative’s Warrant”); and (ii) 52,500 shares of Class B Common Stock issuable upon exercise of the 2022 Warrants. The amount of shares of Class B Common Stock being offered consists of (i) 52,500 shares of Class B Common Stock issuable upon exercise of the 2022 Warrants, and (ii) up to 61,950 shares of Class B Common Stock issuable upon exercise of the Tail Warrants that will be issued upon the closing of a sale of the Triton Securities. Keith Moore and Daniel J. McClory have shared voting and investment power over the securities held by Boustead. The 2022 Warrants were issued to Boustead as partial compensation for its services as placement agent in connection with the Company’s private placements on each of June 9, 2022, October 7, 2022, and October 21, 2022. The Representative’s Warrant was issued to Boustead as partial compensation for its services as representative of the underwriters of the Company’s initial public offering on February 7, 2023. Boustead is a registered broker-dealer.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class B Common Stock offered by this prospectus on any securities exchange, market or trading facility on which the shares of Class B Common Stock are traded or in private transactions. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Each of the selling stockholders may use any one or more of the following methods when selling shares of Class B Common Stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of Class B Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree to sell a specified number of such shares of Class B Common Stock at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Class B Common Stock offered by this prospectus under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares of Class B Common Stock offered by this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with Rule 2121 of FINRA; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

Triton has agreed that at no time from the date of the Triton Purchase Agreement (June 30, 2023) until the expiration of the Triton Purchase Agreement at the time of any sale of the Triton Securities or September 30, 2023, Triton or its affiliates will not engage in or effect or execute any Short Sales (as defined in Rule 200 of Regulation SHO under the Exchange Act). For the purposes of this requirement, the sale after delivery of notice of the Triton Shares reasonably expected to be purchased under the Triton Purchase Agreement will not be deemed a Short Sale under the Triton Purchase Agreement.

In connection with the sale of shares of Class B Common Stock offered by this prospectus or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Class B Common Stock in the course of hedging the positions they assume. Except as described above, the selling stockholders may also sell shares of Class B Common Stock offered by this prospectus short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of Class B Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of Class B Common Stock offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class B Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The shares of Class B Common Stock offered by this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of Class B Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of Class B Common Stock offered by this prospectus may not simultaneously engage in market making activities with respect to the Class B Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class B Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the shares of Class B Common Stock offered by this prospectus and certain other legal matters as to Nevada law were passed upon by Sherman & Howard L.L.C.

EXPERTS

The audited consolidated financial statements as of December 31, 2022, and for each of the years in the two-year period ended December 31, 2022 incorporated herein by reference from the Annual Report, have been audited by WWC, P.C., Certified Public Accountants, an independent registered public accounting firm, as stated in its report, which is incorporated by reference and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://assetentities.com/. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement. The documents listed below are incorporated by reference:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 11, 2023 and August 14, 2023, respectively;

●	our Current Reports on Form 8-K, filed with the SEC on February 8, 2023, February 21, 2023, April 6, 2023, July 5, 2023, and August 7, 2023 (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Current Report on Form 8-K, exhibits filed on such form that are related to such information); and

●	the description of the Class B Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-41612), filed with the SEC on February 2, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Current Report on Form 8-K, exhibits filed on such form that are related to such information), prior to the termination of the offering described in this prospectus. Any statement made in this prospectus or in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Asset Entities Inc., Attn: Secretary, 100 Crescent Ct, 7th Floor, Dallas, TX 75201, or by calling us at (214) 459-3117.

Asset Entities Inc.

999,450 Shares of Class B Common Stock

Prospectus

           , 2023

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Asset Entities Inc. (the “Registrant,” “we,” “us,” or “our”) in connection with the sale of shares of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$100.51
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Transfer agent fees and expenses	5,000
Printing and miscellaneous fees	2,000
Total	$27,100.51

Item 14. Indemnification of Directors and Officers

The Registrant is a Nevada corporation. The Registrant’s articles of incorporation and bylaws provide for indemnification of the Registrant’s officers and directors against liabilities that they may incur acting as an officer or director to the fullest extent not prohibited by Nevada law. A summary of the circumstances for which such indemnification is provided is set forth below, but this description is qualified in its entirety by reference to the Registrant’s articles of incorporation and bylaws and to the statutory provisions.

Discretionary indemnification of officers and directors is covered by Section 78.7502 of the Nevada Revised Statutes (“NRS”). Section 78.7502(1) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.751 provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of NRS Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

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The Registrant’s bylaws provide that the Registrant will advance expenses incurred by any director or officer in connection with a proceeding as provided by Nevada law. NRS Section 78.751 provides that a corporation may advance expenses of officers and directors incurred in defending an action upon delivery of an undertaking by such person to repay all amounts so advanced if it is ultimately determined by final judicial decision that the indemnitee is not entitled to be indemnified for such expenses. The Registrant’s bylaws provide that notwithstanding the forgoing, no advance shall be made by Registrant if a determination is reasonably and promptly made (a) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (b) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (c) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant. The Registrant’s bylaws also provide that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the board of directors of the corporation, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the NRS or any other applicable law or (d) such indemnification is required to be made pursuant to the provisions of the bylaws providing for enforcement of indemnification rights under the bylaws.

The circumstances under which indemnification is granted in connection with an action brought on the Registrant’s behalf is generally the same as those set forth above except that indemnification shall not be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The NRS also grant the Registrant the power to purchase and maintain insurance which protects the Registrant’s directors, officers, employees and agents against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Registrant.

To the maximum extent permitted by law, the Registrant’s articles of incorporation eliminate or limit the liability of the Registrant’s directors and officers to the Registrant or the Registrant’s stockholders for monetary damages for breach of an officer or director’s fiduciary duty as an officer or director. NRS Section 138(7) generally provides that a director or officer is not liable to a corporation or its stockholders or creditors for any damages that result from an act or failure to act unless (a) it is proven that such actions or failure was not in good faith, on an informed basis and with a view to the interests of the corporation and (b) the act or failure to act involved intentional misconduct, fraud, or a knowing violation of law.

The Registrant has entered into separate indemnification agreements with the Registrant’s directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s articles of incorporation and bylaws.

The Registrant has obtained standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which the Registrant may make to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities

The following are all issuances of the Registrant’s securities during the past three years that were not registered under the Securities Act.

On March 9, 2022, we issued 10 shares of Class A Common Stock for a total purchase price of $1.00 to Asset Entities Limited Liability Company, a California limited liability company (“California LLC”).

On March 28, 2022, we merged with California LLC. Pursuant to the agreement and plan of merger, the units of California LLC were automatically converted into shares of Asset Entities Inc. in the same proportion as the percentage interests of California LLC represented by such units. As a result and as further provided in the agreement and plan of merger, on March 28, 2022, Asset Entities Holdings, LLC (“AEH”), which owned 97.56% of California LLC’s units, became the holder of 9,756,000 shares of Class A Common Stock of Asset Entities Inc., or 97.56% of the total issued and outstanding post-merger shares of common stock of Asset Entities Inc., and a holder of 2.44% of California LLC’s units became the holder of 244,000 shares of Class B Common Stock of Asset Entities Inc., or 2.44% of the total issued and outstanding post-merger shares of common stock of Asset Entities Inc.

On April 21, 2022, we entered into a Cancellation and Exchange Agreement with Asset Entities Holdings, LLC (“AEH”), the holder of 9,756,000 shares of Class A Common Stock, GKDB AE Holdings, LLC (“GKDB”), the holder of 200,000 units of membership interests in AEH representing 20.0% ownership of AEH, and certain holders of 790,000 units of membership interests in GKDB (the Former GKDB Holders”) representing 39.5% ownership in GKDB. In accordance with these agreements, we and AEH agreed to convert 770,724 shares of AEH’s Class A Common Stock into 770,724 shares of Class B Common Stock and transfer such shares to GKDB, in exchange for GKDB’s agreement to cancel and surrender 79,000 of GKDB’s 200,000 units of membership interests in AEH, representing the Former GKDB Holders’ 39.5% share of GKDB’s total ownership interest in AEH. GKDB in turn agreed to the cancellation of 79,000 of its AEH units and transfer of the 770,724 shares of Class B Common Stock to the Former GKDB Holders in proportion to their former ownership interests in GKDB, in exchange for the Former GKDB Holders’ agreement to cancel and surrender all of their units of membership interests in GKDB. The 770,724 shares of Class B Common Stock transferred to the Former GKDB Holders were derived from the Former GKDB Holders’ 7.9% nominal indirect interest in AEH’s 9,756,000 shares of Class A Common Stock, which in turn was derived from the Former GKDB Holders’ 39.5% ownership of GKDB and, in turn, their nominal indirect interest in 79,000 of GKDB’s 200,000 units, or 20.0% ownership of AEH. The Former GKDB Holders’ nominal indirect interest in AEH’s 9,756,000 shares of Class A Common Stock was therefore automatically converted into ownership of 770,724 shares of Class B Common Stock upon the conversion and transfer of this number of Class A Common Stock that were held by AEH to the Former GKDB Holders. As a result of these transactions, AEH held 8,985,276 shares of Class A Common Stock and the Former GKDB Holders held a total of 770,724 shares of Class B Common Stock.

On June 9, 2022, October 7, 2022, and October 21, 2022, we conducted private placements of shares of Class B Common Stock and entered into certain subscription agreements (each, a “Private Placement Subscription Agreement”) with a number of investors. Pursuant to the agreements, we issued 750,000 shares of Class B Common Stock at $1.00 per share for a total of $750,000. The shares were subject to certain lockup provisions until 365 days after the commencement of trading of our Class B Common Stock, subject to certain exceptions. However, these lockup provisions have been fully waived. If the Company’s common stock had not been listed on a national securities exchange on or before the first anniversary of the final closing of the private placement, then all of the private placement investors would have been entitled to receive one additional share for each share originally purchased. Boustead Securities, LLC (“Boustead”), which was the representative of the underwriters in our initial public offering, acted as placement agent in each private placement. Pursuant to our engagement letter agreement with Boustead (the “Boustead Engagement Letter”), in addition to payments of a success fee of $52,500, or 7% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $7,500, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue Boustead five-year warrants (the “2022 Warrants”) to purchase up to 52,500 shares of Class B Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $6.25 per share, subject to adjustment.

The 2022 Warrants also provide that if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the 2022 Warrants, then, in each such case, the holder(s) of the 2022 Warrants shall be entitled to participate in such Distribution to the same extent that the holder(s) would have participated therein if the holder(s) had held the number of shares of common stock acquirable upon a complete exercise of the 2022 Warrants (without regard to any limitations on exercise thereof) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution. Notwithstanding the Boustead Engagement Letter, the 2022 Warrants do not contain piggyback registration rights and do not contain anti-dilution provisions for future stock issuances, etc., at a price or at prices below the exercise price per share, or provide for automatic exercise immediately prior to expiration. A copy of each of the 2022 Warrants, dated June 9, 2022, October 7, 2022 and October 21, 2022, and of the form of Private Placement Subscription Agreement, is filed as Exhibit 4.2, Exhibit 4.3, Exhibit 4.4, and Exhibit 10.23 to this Registration Statement on Form S-1, respectively, and the description above is qualified in its entirety by reference to each such exhibit. See “Item 1. Business – Corporate Structure and History – Initial Public Offering” of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference herein, for a description of related terms of the Boustead Engagement Letter.

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Unless otherwise stated above, the issuances of these securities were made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

No underwriter was engaged in connection with the foregoing sales of securities. The Registrant has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Registrant, and all of those individuals or entities purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 11, 2022, by and between Asset Entities Limited Liability Company and Asset Entities Inc. (incorporated by reference to Exhibit 2.1 to Registration Statement on Form S-1 filed on September 2, 2022)
3.1	Articles of Incorporation of Asset Entities Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 filed on September 2, 2022)
3.2	Bylaws of Asset Entities Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 filed on September 2, 2022)
4.1	Description of Securities of Asset Entities Inc. (incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-K filed on March 31, 2023)
4.2	Warrant To Purchase Class B Common Stock issued to Boustead Securities, LLC, dated June 9, 2022 (incorporated by reference to Exhibit 4.2 to Annual Report on Form 10-K filed on March 31, 2023)
4.3	Warrant To Purchase Class B Common Stock issued to Boustead Securities, LLC, dated October 7, 2022 (incorporated by reference to Exhibit 4.3 to Annual Report on Form 10-K filed on March 31, 2023)
4.4	Warrant To Purchase Class B Common Stock issued to Boustead Securities, LLC, dated October 21, 2022 (incorporated by reference to Exhibit 4.4 to Annual Report on Form 10-K filed on March 31, 2023)
4.5	Common Stock Purchase Warrant issued to Boustead Securities, LLC, dated February 7, 2023 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on February 8, 2023)
4.6	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on August 7, 2023)
4.7	Form of Common Stock Purchase Warrant issuable to Boustead Securities, LLC (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed on August 7, 2023)
5.1*	Opinion of Sherman & Howard L.L.C.
10.1†	Employment Letter Agreement between Asset Entities Inc. and Arshia Sarkhani, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-1 filed on September 2, 2022)
10.2†	Employment Letter Agreement between Asset Entities Inc. and Derek Dunlop, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-1 filed on September 2, 2022)
10.3†	Employment Letter Agreement between Asset Entities Inc. and Matthew Krueger, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-1 filed on September 2, 2022)
10.4†	Employment Letter Agreement between Asset Entities Inc. and Kyle Fairbanks, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-1 filed on September 2, 2022)
10.5†	Employment Letter Agreement between Asset Entities Inc. and Jackson Fairbanks, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-1 filed on September 2, 2022)

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10.6†	Employment Letter Agreement between Asset Entities Inc. and Arman Sarkhani, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 filed on September 2, 2022)
10.7†	Consulting Letter Agreement between Asset Entities Inc. and Michael Gaubert, dated as of April 21, 2022 (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1 filed on September 2, 2022)
10.8	Cancellation and Exchange Agreement, dated as of April 21, 2022, by and among Asset Entities Inc., Asset Entities Holdings, LLC, GKDB AE Holdings, LLC, and Anel Bulbul (incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-1 filed on September 2, 2022)
10.9	Cancellation and Exchange Agreement, dated as of April 21, 2022, by and among Asset Entities Inc., Asset Entities Holdings, LLC, GKDB AE Holdings, LLC, and GTMC, LLC (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1 filed on September 2, 2022)
10.10	Cancellation and Exchange Agreement, dated as of April 21, 2022, by and among Asset Entities Inc., Asset Entities Holdings, LLC, GKDB AE Holdings, LLC, KD Holdings Group, LLC, and Trojan Partners, LP (incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-1 filed on September 2, 2022)
10.11†	Independent Director Agreement between Asset Entities Inc. and Brian Regli, dated May 2, 2022 (incorporated by reference to Exhibit 10.11 to Annual Report on Form 10-K filed on March 31, 2023)
10.12†	Independent Director Agreement between Asset Entities Inc. and John A. Jack II, dated May 2, 2022 (incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-K filed on March 31, 2023)
10.13†	Independent Director Agreement between Asset Entities Inc. and Richard A. Burton, dated May 2, 2022 (incorporated by reference to Exhibit 10.13 to Annual Report on Form 10-K filed on March 31, 2023)
10.14†	Independent Director Agreement between Asset Entities Inc. and Scott K. McDonald, dated May 2, 2022 (incorporated by reference to Exhibit 10.14 to Annual Report on Form 10-K filed on March 31, 2023)
10.15	Form of Indemnification Agreement between Asset Entities Inc. and each officer or director (incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-1 filed on September 2, 2022)
10.16†	Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-1 filed on September 2, 2022)
10.17†	Form of Stock Option Agreement for Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-1 filed on September 2, 2022)
10.18†	Form of Restricted Stock Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-1 filed on September 2, 2022)
10.19†	Form of Restricted Stock Unit Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-1 filed on September 2, 2022)
10.20	Office Agreement between Regus Management Group, LLC and Asset Entities, LLC, dated as of January 25, 2022 (incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-1 filed on September 2, 2022)
10.21	Office Agreement between Regus Management Group, LLC and Asset Entities, LLC, dated as of May 4, 2022 (incorporated by reference to Exhibit 10.21 to Annual Report on Form 10-K filed on March 31, 2023)
10.22	Renewal Agreement between Regus Management Group, LLC and Asset Entities, LLC, dated as of October 10, 2022 (incorporated by reference to Exhibit 10.22 to Annual Report on Form 10-K filed on March 31, 2023)
10.23	Form of Private Placement Subscription Agreement (incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-1 filed on September 2, 2022)
10.24	Underwriting Agreement, dated February 2, 2022, by and between Asset Entities Inc. and Boustead Securities, LLC (as representative of the underwriters named therein) (incorporated by reference to Exhibit 1.1 to Current Report on Form 8-K filed on February 8, 2023)
10.25	Closing Agreement between Asset Entities Inc. and Triton Funds LP, dated as of June 30, 2023 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on July 5, 2023)
10.26	Amended and Restated Closing Agreement between Asset Entities Inc. and Triton Funds LP, dated as of August 1, 2023 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on August 7, 2023)
10.27	Office Move Agreement between Regus Management Group, LLC and Asset Entities, LLC, dated as of March 7, 2023 (incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-Q filed on August 14, 2023)
10.28	Renewal Agreement between Regus Management Group, LLC and Asset Entities, LLC, dated as of March 6, 2023 (incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-Q filed on August 14, 2023)
23.1*	Consent of WWC, Professional Corporation
23.2*	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
107*	Calculation of Filing Fee Table

*	Filed herewith.

†	Executive compensation plan or arrangement.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

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Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

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(4)	That, for the purpose of determining liability under the Securities to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 18, 2023.

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Arshia Sarkhani Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Arshia Sarkhani and Matthew Krueger as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Arshia Sarkhani	Chief Executive Officer, President and Director
Arshia Sarkhani	(principal executive officer)	August 18, 2023

/s/ Matthew Krueger	Chief Financial Officer, Treasurer and Secretary
Matthew Krueger	(principal financial and accounting officer)	August 18, 2023

/s/ Michael Gaubert	Executive Chairman	August 18, 2023
Michael Gaubert

/s/ Kyle Fairbanks	Executive Vice-Chairman	August 18, 2023
Kyle Fairbanks

/s/ Richard A. Burton	Director	August 18, 2023
Richard A. Burton

/s/ John A. Jack II	Director	August 18, 2023
John A. Jack II

/s/ Scott K. McDonald	Director	August 18, 2023
Scott K. McDonald

/s/ Brian Regli	Director	August 18, 2023
Brian Regli

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